Exhibit 10.1

Otis Worldwide Corporation
One Carrier Place
Farmington, CT 06032

Cristina Méndez

July 17, 2024

Dear Cristina:

I am pleased to offer you the position of Executive Vice President & Chief Financial Officer of Otis Worldwide Corporation (“Otis”), effective August 23, 2024, reporting to me.  This position is based in Farmington, Connecticut.

In connection with this appointment, your total rewards package will include:

•	Membership in Otis’ Executive Leadership Group (ELG), comprised of our most senior leaders.

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A base salary of USD $770,000 per year, effective August 23rd.  Your base salary will be converted to your local currency using the 5-year average conversion rate from USD published by OANDA in effect at the end of the most recently completed calendar quarter (e.g., the installments payable for October, November, and December of 2024 will be based on the 5-year conversion rate for the quarter ending September 30, 2024).  Base salaries are reviewed annually.

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Continued participation in the Otis Executive Short-Term Incentive (STI) Plan, as Amended and Restated as of January 1, 2024, with a target annual STI opportunity of 100% of your base salary. Your 2024 STI target opportunity will be prorated based on the effective date of your appointment.

•	A one-time supplemental 2024 LTI award from Otis under the Otis Long-Term Incentive Plan, as Amended and Restated as of January 1, 2024, with a target value of $2,390,000 granted on August 23rd.

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50% of the award will be delivered in Performance Share Units (PSUs) which vest in early 2027 subject to the Compensation Committee’s certification of performance over the three-year performance period.  25% of the award will be delivered in Restricted Stock Units (RSUs) and 25% in Stock Appreciation Rights (SARs).  RSUs and SARs vest ratably over three years (1/3 on each anniversary of the grant date). The PSUs, RSUs and SARs will be subject to Otis’ standard award terms and conditions for annual LTI awards.  Annual grant values may vary from year-to-year, based on individual and Otis performance.

•	Participation in our Executive Lease Vehicle Program (ELVP).

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A standard executive international assignment package for your assignment to Farmington, Connecticut.  This will include relocation, housing, schooling, and tax equalization and support in addition to international health and welfare benefits.

•	Coverage under the ELG Severance Plan and the Change in Control Severance Plan.

We will also provide you with an updated local employment contract as required to reflect the above terms and conditions.

Cristina, I look forward to working with you in your new role at Otis. Please acknowledge your acceptance of our offer by signing the acceptance confirmation below and emailing it to me.

If you have any questions, please do not hesitate to contact me.

Sincerely,

/s/ Judy Marks
Judy Marks
Chair, Chief Executive Officer and President

Accepted and Agreed,

/s/ Cristina Méndez	July 17, 2024
Cristina Méndez	Date

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